Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Appoints Alicia Secor President and Chief Executive Officer

BOSTON, MA – July 20, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced that its Board of Directors has appointed veteran healthcare executive Alicia Secor as its President and CEO, effective August 1, 2016. Ms. Secor will also be appointed to the Board of Directors.

“Alicia Secor is a proven leader, with an impressive combination of vision, passion, and experience building and managing pharmaceutical businesses,” said Jim Geraghty, Chairman of Juniper’s Board. “She brings directly relevant experience in leading the development of new products through to regulatory approval and commercialization, which is a critical part of Juniper’s go-forward strategy.”

Ms. Secor’ brings more than 25 years’ of leadership experience as a life sciences executive, with a track record in leading businesses and advancing products from clinical development through regulatory approval, commercialization, and global expansion across several therapeutic areas. She joins Juniper from Zafgen, Inc., where she served as Chief Commercial Officer and played a key role in advancing the company to a Phase 3 pre-commercialization status.

Previously Ms. Secor served 15 years at Genzyme Corporation in diverse leadership roles, most recently as the Global General Manager for the Metabolic Disease Business. During her tenure at Genzyme, Ms. Secor led fully integrated businesses, successfully launching products and achieving sustained revenue growth. Ms. Secor spearheaded several strategic transactions and built high performance teams, resulting in consistent growth and profitability across multiple Genzyme businesses including biomaterials, surgical devices, and injectable therapeutics.

“I am excited to join Juniper at such an important time in the Company’s evolution,” said Ms. Secor. “I look forward to working with Juniper’s high caliber leadership team and dedicated employees to achieve further growth at Juniper Pharma Services and support the growing Crinone franchise while accelerating the development and commercialization of therapeutics focused on significant unmet needs in women’s health care in the U.S. and around the world.”

“We are confident that Alicia is the right person to lead Juniper going forward, and to execute the Company’s strategy to develop and commercialize important products for women’s health. She joins a dedicated team that is advancing a pipeline of high-value product candidates poised to create long-term shareholder value, which she is ideally suited to take forward,” Mr. Geraghty concluded.

Prior to Genzyme, Ms. Secor held positions at Alkermes in business development, at Centocor (a Johnson & Johnson Company) in clinical and commercial operations. She began her career at Pfizer as a hospital-based sales representative.

Ms. Secor received an M.B.A. from Northeastern University, and a B.S. in Healthcare Administration from the University of New Hampshire

Ms. Secor succeeds Frank Condella, who announced his intent to retire as Juniper’s President and CEO earlier this year. As previously announced, Mr. Condella will remain on the Board as a non-executive director, and will consult to the Company for an interim period to ensure an orderly transition.

In accordance with NASDAQ Listing Rule 5635(c)(4), Ms. Secor will receive an employment inducement grant to purchase 225,000 shares of the Company’s common stock at an exercise price equal to the closing price on July 19, 2016. The Grant will have a life of seven years, and will vest at the rate of one-quarter per year on each of the first four anniversaries of her employment.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage novel intravaginal drug delivery technologies. These R&D programs are funded in part by cash flows from Crinone® (progesterone gel) and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development, analytical characterization, and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Ms. Secor’s ability to lead Juniper going forward and execute our strategy to develop and commercialize important products for women’s health. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with our ability to attract qualified and talented senior management personnel; risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended March 31, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

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Source: Juniper Pharmaceuticals, Inc.

For further information, images, and interview opportunities with Jim Geraghty or Alicia Secor, please contact Amy Covino at TellMed Strategies: (201) 774-3111 / amy.covino@tmstrat.com.